STATE OF DELAWARE
            SECRETARY OF STATE
          DIVISION OF CORPORATIONS
          FILED 09:00 AM 05/26/1998
             961202530 - 2806506

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

MUMBLE BEE CORPORATION

a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of MUMBLE BEE CORPORATION on APRIL 10, 1998 resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:


RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

FIRST: The name of this corporation shall be:

TFN, THE FOOTBALL NETWORK, INC.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.


THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.


IN WITNESS WHEREOF, said MUMBLE BEE CORPORATION has caused this certificate to be signed by ROBERT G. BRYAN, an Authorized Officer, this 10TH day of APRIL, 1998


 BY:  /s/  Robert G. Bryan

        ROBERT G. BRYAN, PRESIDENT